250 Glen Street Glens Falls, NY
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports $5.6 Million Profit, Solid Third-Quarter Results

GLENS FALLS, N.Y. (October 21, 2013) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine-month periods ended September 30, 2013. Net income for the third quarter of 2013 was $5.6 million, a decrease of $125 thousand, or 2.2%, from net income of $5.7 million for the third quarter of 2012. Historical share and per share amounts have been restated to reflect our 2% stock dividend distributed in September 2013. Diluted earnings per share (EPS) for the quarter was $0.46, a 2.1% decrease from the comparable 2012 quarter, when diluted EPS was $0.47. Return on average assets for the third quarter of 2013 was 1.06%, and return on average equity for the 2013 third quarter was 12.42%. Both of these key profitability ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets. Net income for the first nine months of 2013 was $16.0 million, a decrease of $619 thousand, or 3.7%, from net income of $16.6 million for the first nine months of 2012. Diluted earnings per share (EPS) for the nine-month period was $1.30, a 4.4% decrease from the comparable 2012 period, when diluted EPS was $1.36.

At September 30, 2013, Arrow reached record highs for total assets, loans, investments, deposits, equity and assets under trust administration and investment management. In addition, our lead subsidiary Glens Falls National Bank and Trust Company grew its branch network during the 2013 third quarter with the addition of a new office near Exit 18 of the Northway in Queensbury, New York.

Arrow President and CEO Thomas J. Murphy stated, "In spite of this low interest rate environment, Arrow ended the third quarter with solid returns on average assets and average equity, improved net interest margin as compared to the second quarter of 2013, record highs in six key areas, excellent asset quality and strong capital. We are committed to our conservative business model and continue to grow, regardless of actions by the Federal Reserve to keep short-term interest rates at historically low levels and also drive long-term rates to very low levels."

The following list presents highlights of our third-quarter results:

•
Cash and Stock Dividends: We distributed a 2% stock dividend and a cash dividend of $0.245 per share, when adjusted for the stock dividend, to shareholders in the third quarter of 2013. The cash dividend was 2% higher than the cash dividend paid in the third quarter of 2012. This quarter's dividend, based on the daily average of our closing stock price for the third quarter of 2013, represented an annualized yield of 3.94%.

•
Insurance Agency Operations: Insurance commission income rose from $2.1 million in the third quarter of 2012 to $2.4 million for the third quarter of 2013, an increase of 8.1%. For the first nine months of 2013, the increase was $389 thousand, or 6.3% over the 2012 period.

•
Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at September 30, 2013, were a record $1.111 billion, an increase of $59.9 million, or 5.7%, from the September 30, 2012, balance of $1.051 billion. The growth in balances was generally attributable to the addition of new accounts and an increase in fair market value. Income from fiduciary activities increased by $234 thousand, or 4.9%, for the first nine months of 2013, as compared to the 2012 period.

•
Balance Sheet Changes: Total assets at September 30, 2013, reached a record high of $2.157 billion, an increase of $116.3 million, or 5.7%, from the $2.041 billion balance at September 30, 2012, and 6.6% above the total assets of $2.023 billion at December 31, 2012. Our loan portfolio also rose to a record high of $1.2 billion, up $90.4 million, or 7.8%, from the September 30, 2012, level, and an increase of $71.0 million, or 6.1%, from the level at December 31, 2012. During the first nine months of 2013, we originated approximately $97 million of residential real estate loans, an increase of 21.5% from approximately $79 million of residential real estate loans originated in the comparable period for 2012. The outstanding balance for our residential real estate loan portfolio at September 30, 2013, was higher than the outstanding balance at December 31, 2012, and September 30, 2012. For interest rate risk management purposes, we continued in the third quarter to sell many of these originations to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. However, for the first time in several quarters, we retained more residential real estate loan originations than we sold. Accordingly, our gain on the sale of residential real estate loan originations in the third quarter of 2013 was significantly less than our gain on the sale of such originations in the comparable 2012 quarter. Consistent with past practice, we retained servicing rights on nearly all of the mortgages we sold, which will generate servicing fee income over the life of these loans and provide convenient payment options for our customers. We also experienced an increase in the outstanding balance of automobile loans during the first nine months of 2013. Although we experienced modest activity in our commercial loan portfolio in the first nine months of the year, the new commercial loan balances were essentially offset by repayments, principally due to the payoff of one large commercial loan in the first quarter of 2013.

•
Asset Quality: Asset quality remained strong at September 30, 2013, as measured by our low level of nonperforming assets and low level of net charge-offs. Nonperforming assets of $8.0 million at quarter-end represented only 0.37% of period-end assets, down eight basis points from our 0.45% ratio as of December 31, 2012, due to the continued improving credit quality trends in our portfolio. Net loan losses for the third quarter of 2013, expressed as an annualized percentage of average loans outstanding, were 0.03%. These asset quality ratios continue to be significantly better than recently reported industry-wide averages.

Overall loan delinquency rates remain very low and we do not expect to incur significant losses in our existing portfolio, including our residential real estate portfolio, even though we, like other area banks, serve a community in which some individual and small business customers continue to experience some financial stress. Our allowance for loan losses amounted to $14.6 million at September 30, 2013, which represented 1.17% of loans outstanding, fifteen basis points below our ratio one year earlier and thirteen basis points below our ratio at December 31, 2012.

•
Capital: Total shareholders’ equity was a record $182.7 million at period-end, an increase of $6.4 million, or 3.6%, above the September 30, 2012, balance. Arrow's capital ratios continued to remain strong, as reflected by a Tier 1 leverage ratio at the holding company level of 9.37% at quarter-end, down slightly from 9.41% at September 30, 2012. Arrow's total risk-based capital ratio was 15.69%, also down slightly from 16.45% a year ago. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest current regulatory category.

•
Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the six-month period ended June 30, 2013, in which our return on average equity (ROE) was 11.68%, as compared to 8.33% for our peer group. Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.53% as of June 30, 2013, as compared to 1.86% for our peer group. Our ratio of annualized net loan losses for the six-month period ending June 30, 2013, was 0.14%, well below the peer result of 0.29%, even though our net losses included one large commercial charge-off of $753 thousand in the first quarter of 2013 that was individually evaluated for impairment and fully reserved within our allowance for loan losses at December 31, 2012. As noted above, our ratio of net loan losses to average loans outstanding, annualized, for the third quarter was even lower at .03%. Overall, our operating results and asset quality ratios have withstood the economic stress of recent years much better than most banks in our national peer group.

•
Net Interest Income and Margin: Like most banks, the Company has experienced decreases in its net interest income and margin in recent periods as a result of operating in this historically low interest rate environment, where the cost of funds is extremely low but yields on loans and interest-bearing assets are also at historically low levels. On a tax-equivalent basis, our net interest income in the third quarter of 2013, as compared to the third quarter of 2012, decreased $240 thousand, or 1.5%. Our tax-equivalent net interest margin fell from 3.33% in the third quarter of 2012 to 3.06% for the third quarter of 2013. It should be noted, however, that we experienced a seven basis point increase in our net interest margin in the just-completed quarter, from 2.99% in the second quarter of 2013. Our average cost of funds in the third quarter of 2013 fell by 27 basis points to 0.43%, down from 0.70% in the third quarter of 2012, while our average yield on earning assets in the third quarter of 2013 decreased by 49 basis points to 3.41% from 3.90% in the third quarter of 2012.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$12,846	$13,569	$38,279	$41,155
Interest on Deposits at Banks	11	23	57	80
Interest and Dividends on Investment Securities:
Fully Taxable	1,556	2,191	4,991	7,309
Exempt from Federal Taxes	1,461	1,385	4,352	4,095
Total Interest and Dividend Income	15,874	17,168	47,679	52,639
INTEREST EXPENSE
NOW Accounts	423	675	1,987	2,710
Savings Deposits	240	319	785	1,005
Time Deposits of $100,000 or More	297	459	921	1,636
Other Time Deposits	470	855	1,529	3,075
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	6	14	17
Federal Home Loan Bank Advances	167	174	539	543
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	145	155	434	468
Total Interest Expense	1,747	2,643	6,209	9,454
NET INTEREST INCOME	14,127	14,525	41,470	43,185
Provision for Loan Losses	—	150	200	670
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,127	14,375	41,270	42,515
NONINTEREST INCOME
Income From Fiduciary Activities	1,688	1,563	5,020	4,786
Fees for Other Services to Customers	2,403	2,097	7,056	6,111
Insurance Commissions	2,404	2,223	6,608	6,219
Net Gain on Securities Transactions	—	64	540	709
Net Gain on Sales of Loans	166	600	1,271	1,494
Other Operating Income	278	288	689	883
Total Noninterest Income	6,939	6,835	21,184	20,202
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,856	7,964	23,114	23,661
Occupancy Expenses, Net	1,882	1,779	6,277	5,773
FDIC Assessments	269	255	800	766
Other Operating Expense	3,126	2,924	9,627	8,519
Total Noninterest Expense	13,133	12,922	39,818	38,719
INCOME BEFORE PROVISION FOR INCOME TAXES	7,933	8,288	22,636	23,998
Provision for Income Taxes	2,310	2,540	6,625	7,368
NET INCOME	$5,623	$5,748	$16,011	$16,630
Average Shares Outstanding [1]:
Basic	12,308	12,252	12,282	12,244
Diluted	12,344	12,273	12,302	12,262
Per Common Share:
Basic Earnings	$0.46	$0.47	$1.30	$1.36
Diluted Earnings	0.46	0.47	1.30	1.36
[1] Share and per share data have been restated for the September 27, 2013, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2013	December 31, 2012	September 30, 2012
ASSETS
Cash and Due From Banks	$47,513	$37,076	$43,990
Interest-Bearing Deposits at Banks	24,539	11,756	92,428
Investment Securities:
Available-for-Sale	486,888	478,698	425,416
Held-to-Maturity (Approximate Fair Value of $278,390 at September 30, 2013; $248,252 at December 31, 2012; and $254,936 at September 30, 2012)	273,626	239,803	244,949
Other Investments	3,896	5,792	4,487
Loans	1,243,370	1,172,341	1,152,951
Allowance for Loan Losses	(14,584)	(15,298)	(15,247)
Net Loans	1,228,786	1,157,043	1,137,704
Premises and Equipment, Net	29,386	28,897	26,645
Other Real Estate and Repossessed Assets, Net	499	1,034	834
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	4,270	4,492	4,543
Accrued Interest Receivable	6,614	5,486	6,510
Other Assets	28,838	30,716	31,006
Total Assets	$2,156,858	$2,022,796	$2,040,515
LIABILITIES
Noninterest-Bearing Deposits	$280,326	$247,232	$259,943
NOW Accounts	839,213	758,287	769,107
Savings Deposits	516,010	442,363	443,053
Time Deposits of $100,000 or More	83,702	93,375	98,215
Other Time Deposits	176,124	189,898	201,143
Total Deposits	1,895,375	1,731,155	1,771,461
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	15,977	12,678	18,042
Federal Home Loan Bank Overnight Advances	—	29,000	—
Federal Home Loan Bank Term Advances	20,000	30,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	472	584	676
Other Liabilities	22,351	23,554	24,022
Total Liabilities	1,974,175	1,846,971	1,864,201
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,744,486 Shares Issued at September 30, 2013; 16,416,163 Shares Issued at December 31, 2012; and 16,416,163 Shares Issued at September 30, 2012)	16,744	16,416	16,416
Additional Paid-in Capital	228,622	218,650	217,756
Retained Earnings	24,755	26,251	23,697
Unallocated ESOP Shares (87,641 Shares at September 30, 2013; 102,890 Shares at December 31, 2012; and 107,315 Shares at September 30, 2012)	(1,800)	(2,150)	(2,150)
Accumulated Other Comprehensive Loss	(10,293)	(8,462)	(5,693)
Treasury Stock, at Cost (4,327,741 Shares at September 30, 2013; 4,288,617 Shares at December 31, 2012; and 4,274,972 Shares at September 30, 2012)	(75,345)	(74,880)	(73,712)
Total Stockholders’ Equity	182,683	175,825	176,314
Total Liabilities and Stockholders’ Equity	$2,156,858	$2,022,796	$2,040,515

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Net Income	$5,623	$5,207	$5,181	$5,549	$5,748
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	—	8	318	94	39
Net Gain on Sales of Loans	100	301	367	476	362
Share and Per Share Data:[1]
Period End Shares Outstanding	12,329	12,284	12,251	12,265	12,275
Basic Average Shares Outstanding	12,308	12,261	12,272	12,254	12,252
Diluted Average Shares Outstanding	12,344	12,279	12,290	12,273	12,273
Basic Earnings Per Share	$0.46	$0.42	$0.42	$0.45	$0.47
Diluted Earnings Per Share	0.46	0.42	0.42	0.45	0.47
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	14,096	26,632	41,145	40,065	33,332
Investment Securities	744,928	771,018	711,848	745,150	670,328
Loans	1,224,840	1,185,041	1,169,870	1,160,226	1,148,771
Deposits	1,800,181	1,801,346	1,773,126	1,781,778	1,701,599
Other Borrowed Funds	92,073	94,596	64,622	80,357	68,667
Shareholders’ Equity	179,634	178,867	176,874	176,514	174,069
Total Assets	2,095,017	2,099,138	2,039,314	2,064,602	1,971,215
Return on Average Assets	1.06%	0.99%	1.03%	1.07%	1.16%
Return on Average Equity	12.42%	11.68%	11.88%	12.51%	13.14%
Return on Tangible Equity[2]	14.55%	13.70%	13.97%	14.72%	15.50%
Average Earning Assets	$1,983,864	$1,982,691	$1,922,863	$1,945,441	$1,852,431
Average Paying Liabilities	1,614,873	1,641,300	1,590,401	1,612,959	1,511,634
Interest Income, Tax-Equivalent	17,032	16,989	17,059	17,787	18,168
Interest Expense	1,747	2,223	2,239	2,503	2,643
Net Interest Income, Tax-Equivalent	15,285	14,766	14,820	15,284	15,525
Tax-Equivalent Adjustment	1,158	1,180	1,063	1,047	1,000
Net Interest Margin [3]	3.06%	2.99%	3.13%	3.13%	3.33%
Efficiency Ratio Calculation:
Noninterest Expense	$13,133	$13,274	$13,411	$13,117	$12,922
Less: Intangible Asset Amortization	(108)	(112)	(124)	(126)	(126)
Net Noninterest Expense	$13,025	$13,162	$13,287	$12,991	$12,796
Net Interest Income, Tax-Equivalent	$15,285	$14,766	$14,820	$15,284	$15,525
Noninterest Income	6,939	7,071	7,174	6,897	6,835
Less: Net Securities Gains	—	(13)	(527)	(156)	(64)
Net Gross Income	$22,224	$21,824	$21,467	$22,025	$22,296
Efficiency Ratio	58.61%	60.31%	61.90%	58.98%	57.39%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$182,683	$177,607	$177,803	$175,825	$176,314
Book Value per Share	14.82	14.46	14.51	14.34	14.36
Intangible Assets	26,273	26,387	26,460	26,495	26,546
Tangible Book Value per Share [2]	12.69	12.31	12.35	12.18	12.20
Capital Ratios:
Tier 1 Leverage Ratio	9.37%	9.19%	9.30%	9.10%	9.41%
Tier 1 Risk-Based Capital Ratio	14.59%	14.82%	15.15%	15.02%	15.20%
Total Risk-Based Capital Ratio	15.69%	15.96%	16.34%	16.26%	16.45%
Assets Under Trust Administration and Investment Management	$1,111,085	$1,073,523	$1,094,708	$1,045,972	$1,051,176

1Share and Per Share Data have been restated for the September 27, 2013, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2013	12/31/2012	9/30/2012
Loan Portfolio
Commercial Loans	$87,117	$105,536	$100,423
Commercial Construction Loans	33,960	29,149	27,265
Commercial Real Estate Loans	263,104	245,177	235,181
Other Consumer Loans	7,570	6,684	6,857
Consumer Automobile Loans	392,352	349,100	343,230
Residential Real Estate Loans	459,267	436,695	439,995
Total Loans	$1,243,370	$1,172,341	$1,152,951
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$14,678	$15,247	$15,211
Loans Charged-off	183	178	170
Less Recoveries of Loans Previously Charged-off	89	54	56
Net Loans Charged-off	94	124	114
Provision for Loan Losses	—	175	150
Allowance for Loan Losses, End of Quarter	$14,584	$15,298	$15,247
Nonperforming Assets
Nonaccrual Loans	$6,171	$6,633	$6,088
Loans Past Due 90 or More Days and Accruing	927	920	150
Loans Restructured and in Compliance with Modified Terms	446	483	518
Total Nonperforming Loans	7,544	8,036	6,756
Repossessed Assets	18	64	37
Other Real Estate Owned	481	970	797
Total Nonperforming Assets	$8,043	$9,070	$7,590
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.03%	0.04%	0.04%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	—%	0.06%	0.05%
Allowance for Loan Losses to Period-End Loans	1.17%	1.30%	1.32%
Allowance for Loan Losses to Period-End Nonperforming Loans	193.32%	190.37%	225.68%
Nonperforming Loans to Period-End Loans	0.61%	0.69%	0.59%
Nonperforming Assets to Period-End Assets	0.37%	0.45%	0.37%
Nine Month Period Ended
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,298		$15,003
Loans Charged-off	1,165		604
Less Recoveries of Loans Previously Charged-off	251		178
Net Loans Charged-off	914		426
Provision for Loan Losses	200		670
Allowance for Loan Losses, End of Period	$14,584		$15,247
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.10%		0.05%
Provision for Loan Losses to Average Loans, Annualized	0.02%		0.08%